EXHIBIT 23A

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No 333-217072) pertaining to the Bassett Furniture Industries, Incorporated 2017 Employee Stock Purchase Plan , and

(2)	Registration Statement (Form S-8 No 333-254104) pertaining to the Bassett Furniture Industries, Incorporated 2021 Stock Incentive Plan

of our reports dated January 31, 2022 with respect to the consolidated financial statements and schedule of Bassett Furniture Industries, Incorporated and Subsidiaries and the effectiveness of internal control over financial reporting of Bassett Furniture Industries, Incorporated and Subsidiaries included in this Annual Report (Form 10-K) of Bassett Furniture Industries, Incorporated and Subsidiaries for the year ended November 27, 2021.

/s/ Ernst & Young LLP

Richmond, Virginia

January 31, 2022